Exhibit 10.6

Dated 1 st October 2008

(1)	INSPIRED GAMING (UK) LIMITED

 and

(2)	Lee Gregory

SERVICE AGREEMENT

TABLE OF CONTENTS

1.	INTRODUCTION	3

2.	COMMENCEMENT AND TERM	4

3.	OBLIGATIONS DURING EMPLOYMENT	4

4.	FURTHER OBLIGATIONS OF THE EXECUTIVE	5

5.	REMUNERATION	6

6.	DEDUCTIONS FROM WAGES	6

7.	PLACE OF WORK	7

8.	HOURS OF WORK	7

9.	PENSION SCHEME AND OTHER BENEFITS	7

10.	COMPANY CAR	7

11.	EXPENSES	8

12.	HOLIDAYS	8

13.	CAPACITY	8

14.	INTELLECTUAL PROPERTY RIGHTS	9

15.	CONFIDENTIALITY	11

16.	TERMNATION OF EMPLOYMENT	12

17.	RETIREMENT	13

18.	EXECUTIVE'S COVENANTS	13

19.	GRIEVANCE AND DISCIPLINARY PROCEDURE	15

20.	DATA PROTECTION	15

21.	DIRECTORSHIP	16

22.	NOTICES	16

23.	MISCELLANEOUS	16

24.	DEFINITIONS AND INTERPRETATION	16

25.	COUNTERPARTS	17

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THIS AGREEMENT is made the 1st day of October 2008

BETWEEN:

(1)	INSPIRED GAMING (UK) LIMITED, a company registered in England and Wales with company number , whose registered office is at 3 The Maltings, Wetmore Road,Burton on Trent, Staffordshire, DE14 ISE ("the Company"); and

(2)	Lee Gregory, of 8 Crofters View, Little Wenlock, Shropshire TF6 5AY ("the Executive").

WHEREBY

It is agreed that the Company shall employ the Executive upon and subject to the following terms and conditions:-

CONDITIONS

(A)	It is a condition of this Agreement that the Executive is and remains lawfully entitled to work in the United Kingdom. In the event that the Executive is not or becomes no longer entitled to be lawfully employed in the United Kingdom, the Company has the right to terminate this Agreement with immediate effect and without notice and without the payment of any compensation to the Executive.

1.	INTRODUCTION

1.1	This Agreement is in substitution for any previous agreement or arrangement between the Executive and the Company which shall be deemed to be terminated by mutual agreement on the date hereof. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on and subject to the terms and conditions set out in this Agreement and he hereby waives his rights to bring any claim against the Company in respect of the termination of any previous agreement or arrangement between the Executive and the Company.

1.2	References in this Agreement to statutes or regulations shall include any statute or regulation modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted or extended by the same. Headings are for ease of reference only and shall not be taken into account in the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and words importing the masculine shall include the feminine and neuter and vice versa.

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2.	COMMENCEMENT AND TERM

2.1	The Executive's employment began on the date of this Agreement. The Executive's Period of continuous employment for statutory purposes began on 1 st January 1984.

2.2	The employment of the Executive shall (subject to Clause 16) be for an indefinite period. It shall be terminable by the Company giving not less than 6 months' notice in writing to the Executive or by the Executive giving not less than 6 months' notice in writing to the Company.

2.3	The Company may at its absolute discretion elect to terminate the employment of the Executive with immediate effect on or at any time after giving notice pursuant to Clause 2.2 by paying to the Executive salary and other benefits contractually due to him (or a an amount equal to the cash value thereof) in lieu of notice in respect of the notice period or, if less, the notice period still outstanding.

3.	OBLIGATIONS DURING EMPLOYMENT

3.1	The Executive shall during the continuance of his employment:-

3.1.1	serve the Company to the best of his ability in the capacity of Managing Director - Gaming.

3.1.2	faithfully and diligently perform such duties and exercise such powers as the Board (or anyone authorised by the Board) may from time to time properly assign to or confer upon him in so far as is consistent with his position;

3.1.3	if and so long as the Board so directs, perform and exercise such duties and powers on behalf of any Associated Company and act as a director or other officer of any Associated Company PROVIDED THAT (1) such duties are ancillary to his job title stated in clause 3.1.1 and (2) subject to Clause 16.3, the Executive's contract of employment shall not be transferred to any other company of the Group at any time;

3.1.4	do all reasonably in his power to protect, promote, develop and extend the business interests and reputation of the Group;

3.1.5	at all times and in all material respects conform to and comply with the lawful and reasonable directions of the Board, the provisions of the Company's Memorandum and Articles of Association (as amended from time to time), the requirements of any relevant regulatory body governing the activities of any member of the Group and conform to and so far as he is able to comply with the conditions to and terms of any license (the terms of which he is first made aware of by the Company) granted to any member of the Group;

3.1.6	promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may reasonably require in connection with the business and affairs of the Company and any Associated Company for which he is required to perform duties;

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3.1.7	unless prevented by sickness, injury or other incapacity, or as otherwise agreed by the Board, devote the whole of his time attention and abilities during his hours of work (which shall be as specified in Clause 8 and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the Company and any Associated Company for which he is required to perform duties; and

3.1.8	work at such place or places of business of the Company or any Associated Company within the United Kingdom which the Board may reasonably require for the proper performance and exercise of his duties and powers and (subject to Clause 11) the Executive shall undertake all reasonable travel on the business of the Company and any Associated Company for which he is required to perform duties.

3.2	Where either party gives notice to terminate this Agreement or otherwise purports to terminate it, the Company may at any time during the continuance of the Executive's employment require the Executive not to attend work and/or not to undertake any or all of his duties or to allocate other duties to him.

3.3	During any such period where the Executive is required not to attend work and/or not to undertake any or all of his duties pursuant to Clause 3.2, the Company:

3.3.1	shall not be obliged to provide the Executive with any work;

3.3.2	may require the Executive to resign as a director of the Company or any Associated Company;

3.3.3	shall continue to pay to the Executive salary and provide any other benefits to which he is contractually entitled and the Executive shall remain bound by the terms and conditions of this Agreement (the Executive's attention is particularly drawn to Clause 15 below); and

3.3.4	may require that the Executive does not contact any colleagues or actual or potential customers, clients or suppliers of the Company with whom he has had dealings in the course of his employment without the prior consent in writing of the Board.

3.4	The Company reserves the right to suspend the Executive on full pay and benefits for the purpose of investigating any disciplinary matter, for such period as the Company may reasonably specify.

4.	FURTHER OBLIGATIONS OF THE EXECUTIVE

4.1	During the continuance of his employment the Executive shall devote his whole time and attention to his duties under this Agreement and shall not without prior written consent of the Company directly or indirectly carry on or be engaged, concerned or interested in any other business, trade or occupation otherwise than as a holder directly or through nominees of not more than three per cent in aggregate of any class of shares, debentures or other securities in issue from time to time of any company which are for the time being quoted or dealt in on any recognised investment exchange (as defined by Section 207(1) of the Financial Services Act 1986). This clause shall not apply to those directorships held by the Executive as at the date of this Agreement, which have been notified to the Board.

4.2	During the continuance of his employment the Executive:-

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4.2.1	shall not directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit of a value in excess of £l ,000 per annum ("Gratuities") from any third party in respect of any business transacted or proposed to be transacted (whether or not by him) by or on behalf of the Company or any Associated Company;

4.2.2	shall observe the terms of any policy issued by the Company in relation to Gratuities;

4.2.3	shall immediately disclose and account to the Company for any Gratuities received by him (or by any other person on his behalf or at his instruction); and

4.2.4	subject to the Executive first obtaining the Company's written consent in accordance with clause 4.1 above, he shall promptly disclose to the Board full details of any investment (of whatever sort) he makes in any business or company within the Group's area(s) of industry / sector(s).

5.	REMUNERATION

5.1	The Company shall pay to the Executive during the continuance of his employment a salary at the rate of El 20,000 per year inclusive of any directors' fees payable to the Executive under the Articles of Association of the Company or any Associated Company (and any such fees as the Executive shall receive separately he shall pay to the Company). The salary shall be payable by 12 equal instalments per annum in arrears and shall be subject to review by the Remuneration Committee annually in or around January, but without any commitment to increase. For the avoidance of doubt, the Executive's salary shall not be decreased on review.

5.2	The Executive may, during the continuance of his employment, be entitled to be paid bonuses of such amounts (if any) at such times and subject to such conditions as the Remuneration Committee may in its absolute and sole discretion decide, taking account of the profit and cash flow performance of the Company against budget and other factors it reasonably considers appropriate from time to time.

5.3	The Executive may, at the sole discretion of the remuneration committee of the Board, be invited to participate in such share option arrangements as may be operated from time to time by the Company. Any awards of share options that may be made to the Executive from time to time shall be at the remuneration Committee of the Board's sole discretion and will be subject to the rules from time to time in force, of the relevant scheme.

5.4	Subject to the rules of the relevant scheme, in the event that the Executive resigns from his employment or it is terminated by the Company in accordance with clause 16.1 below, any share options held by the Executive which are either unvested or which are vested but not exercised shall automatically lapse and the Executive shall not be entitled to any compensation whatsoever in respect of the loss of any such options.

6.	DEDUCTIONS FROM WAGES

For the purposes of Part Il of the Employment Rights Act 1996 the Executive hereby authorises the Company to deduct from his salary, or any other sums due to him from the Company, any sums due from the Executive to the Company, including without limitation any overpayment of salary or accrued holiday pay.

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7.	PLACE OF WORK

The Executive's normal place of work is the Company's offices at Inspired Gaming Group, Showell Road, Wolverhampton or any such other place as the Company may from time to time reasonably require.

8.	HOURS OF WORK

8.1	The Company's normal business hours are 9.00 am to 5.00 pm Monday to Friday (inclusive), with a break of one hour for lunch.

8.2	The Executive's remuneration package is calculated on the basis that he will work as necessary during as well as outside the hours detailed in clause 8.1 in order properly to perform his duties. Accordingly, the Executive will not be paid for any additional hours worked outside normal business hours or as specified in clause 8.1.

8.3	Because of the autonomous nature of the Executive's role, the duration of his working time is not measured or monitored, or determined by the Company and the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 does not apply to the Executive's employment.

9.	PENSION SCHEME AND PRIVATE MEDICAL INSURANCE

9.1	The Company shall pay for the sole benefit of the Executive a sum equal to 15 percent of the Executive's base annual salary per year, by equal monthly contributions in arrears, into the Executive Membership section of the Defined Contribution Section of the Leisure Link Group Pension Scheme or such other pension arrangement nominated by the Executive.

9.2	For so long as the Executive remains a member of the Leisure Link Group Pension Scheme, he will be entitled to be provided with benefits and prospective benefits in accordance with the rules of that pension scheme applicable to a Defined Contribution Executive Member in force from time to time including a life assurance policy which (subject to the rules of the scheme) pays in the event of the Executive's death, while still employed under the terms of this Agreement, a lump sum equal to four times the Executive's salary (as defined by the rules of the scheme).

9.3	A contracting-out certificate is not in force in respect of the employment of the Executive.

9.4	The Company shall, subject to the rules of the applicable scheme, pay premiums to provide private medical health scheme for the Executive and his spouse and children.

10.	COMPANY CAR

10.1	Providing the Executive holds, and throughout his employment, continues to hold a valid driving license, the Company shall provide the Executive with (or at its option shall pay to the Executive an additional non-pensionable amount of £ 13,500 to enable the Executive to procure) a car of such make and model as the Remuneration Committee shall decide is suitable for him and compatible with his status in the Company up to a current value of £48,000 for his sole use during the continuance of his employment in respect of which the Company shall pay or reimburse the Executive all standing and running costs of the car, including insurance, tax, MOT, maintenance and repair.

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10.2	The Executive will be responsible for private fuel costs incurred during the course of his employment. The Company will reimburse the Executive for Business fuel used during the course of his duties whilst in the employ of IGG plc.

10.3	The Company shall replace the car with another of an equivalent value at least once every four years or once the car has done more than 100,000 miles (whichever occurs the sooner).

10.4	For all purposes connected with or relating to the employment of the Executive, the benefit of the private use of the car provided pursuant to this Agreement shall be calculated in accordance with the Inland Revenue scales in force from time to time and mileage shall be reimbursed in accordance with Inland Revenue scales in force from time to time.

11.	EXPENSES

11.1	The Company shall, during the continuance of his employment, reimburse the Executive in respect of all reasonable travelling accommodation, entertainment and other similar out-of-pocket expenses exclusively and necessarily incurred by him in or about the performance of his duties.

11.2	Except where specified to the contrary, all expenses shall be reimbursed subject to the Executive providing appropriate evidence (including receipts, invoices, tickets and/or vouchers as may be appropriate) of the expenditure in respect of which he claims reimbursement.

12.	HOLIDAYS

12.1	The Executive shall be entitled during the continuance of his employment to 25 days' paid holiday in each full calendar year. Statutory holidays are in addition to the above entitlement.

12.2	The Executive shall not be entitled to carry forward any annual holiday entitlement foregone by him for any reason during the holiday year in which it accrued without the prior written consent of the Remuneration Committee.

12.3	Upon the termination of his employment, the Executive's entitlement to accrued holiday pay shall be calculated on a pro-rata basis and the appropriate amount shall be paid to the Executive provided that if the Executive shall have taken more days' holiday than his accrued entitlement, the Company is hereby authorised to make an appropriate deduction from the Executive's final salary payment.

13.	INCAPACITY

13.1	Subject to his complying with the Company's procedures relating to the notification and certification of periods of absence from work, the Executive shall continue to be paid his salary (inclusive of any statutory sick pay on social security benefits to which he may be entitled) during any period of absence from work due to sickness, injury or other incapacity up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks.

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13.2	If any incapacity of the Executive shall be caused by an alleged action or wrong of a third party and the Executive shall decide to claim damages in respect thereof and shall recover damages for loss of earnings over the period for which salary has been or will be paid to him by the Company under Clause 13.1, he shall account to the Company for any such damages for loss of earnings recovered (in an amount not exceeding the actual salary paid or payable to him by the Company under Clause 13.1 in respect of the said period) less any costs borne by him in achieving such recovery. The Executive shall keep the Company commencement, progress and outcome of any such claim. If required by the Company (and on receipt of an indemnity from the Company for all the costs thereby incurred) the Executive shall use reasonable endeavors to recover such damages.

13.3	The Company may require the Executive to undergo at its expense an annual medical examination, whether or not he is then incapacitated, by a doctor nominated by the Company. The results of such examinations shall be provided first to the Executive by such doctor and will only be provided to the Company by prior written authorisation by the Executive, which shall not be unreasonably withheld.

13.4	For the purposes of the Data Protection Act 1998 ("the DPA"), in the event that the Executive or a medical practitioner provides information to the Company concerning the Executive's health, he hereby expressly consents to the Company retaining such information on his personnel file for so long as is reasonably necessary for the purposes of ensuring that it complies in full with its obligations under health and safety legislation and of effectively managing the aspects of its business in which the Executive is involved. The Executive undertakes to sign any additional consents that may be required for the Company to process such information for such purposes.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1	The Executive and the Company foresee that he may make, discover and/or create Inventions, Authorship Rights, Works or Information (as each of those terms are defined below) in the course of his duties under this Agreement and agree that the Executive has special obligations to further the interests of the Company. You agree to the terms set out in this Clause 14 in consideration for the salary and benefits set out in Clauses 5, 9, 9 and 10 above.

14.2	If the Executive (whether alone or with others) shall at any time during the period of his employment with the Company make an invention (whether or not patentable within the meaning of the Patents Act 1977) relating to or capable of being used in the busmess of the Company or any Associated Companies (referred to in this Agreement as "Invention") he shall promptly disclose to the Company full details of such Invention to enable the Company to assess it and to determine whether under the applicable law the Invention is the property of the Company (provided that any Invention which does not belong to the Company shall be treated as confidential by the Company).

14.3	If the Executive (whether alone or with others) shall at any time during the period of his employment with the Company create—any documents, data, drawings, specificatiöns, articles, computer programmers, software (object or source code), equipment, network designs, business logic, notes, sketches, drawings, reports, modifications, tools, scripts or other items directly or indirectly in the course of his employment and relating to or capable of being used in the business of the Company or any Associated Companies in which the Executive is involved ("Works") he shall promptly provide such Works to the Company and title in and to the tangible property of the Works shall immediately upon creation or performance vest in and shall be and remain the sole and exclusive property of the Company and the Executive hereby irrevocably and unconditionally assigns to the Company all right, title and interest in and to the same.

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14.4	If any copyright, design right (whether registered or unregistered) or database rights in the Works (together "Authorship Rights") or any Invention belong to the Company, the Executive shall consider himself as a trustee for the Company in relation to all such Authorship Rights or Invention and shall, at the request and expense of the Company, do all things necessary to vest all rights, title and interest in such Authorship Rights or Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent, copyright, design right or other appropriate forms of protection therefor in any part of the world as the Company shall in its discretion think fit.

14.5	If any Authorship Rights or Invention do not belong to the Company, the Company shall have the right to acquire for itself or its nominee the Executive's rights in such Authorship Rights or Invention within three months after disclosure or provision pursuant to Clause 14.2 or 14.3 of this Agreement (as applicable), (or three months after the Company has actual knowledge of the existence of such Authorship Rights or Invention, where the Executive fails to disclose or provide documents or information pursuant to Clause 14.2 or 14.3 of this Agreement (as applicable)) on fair and reasonable terns to be agreed or in default of agreement within one month to be acquired at a price to be determined by a single expert to be nominated in default of agreement, at the request of either the Company or the Executive, by the President for the time being of the Chartered Institute of Patent Agents or in default by the Courts.

14.6	If the Executive (whether alone or with others) shall at any time during the term of his employment generate any idea, method or information relating to the business, finances or affairs of the Company in which he is involved capable of use by the Company or any Associated Companies which is not an Invention or Works (hereinafter called "Information") the Executive shall promptly disclose to the Company full details of such Information and he acknowledges that such Information belongs to the Company.

14.7	The Executive shall give notice in writing to the Company promptly on becoming aware of any infringement or suspected infringement of any intellectual property rights in any Invention, Authorship Rights, Works or Information. The Executive shall also notify the Company promptly on becoming aware of any infringement or suspected infringement of any other intellectual property rights which the Executive should reasonably believe to be vested in or owned by the Company or any Associated Companies or of any use by or disclosure to a third party (which he should reasonably believe to be unauthorised by the Company) of any Confidential Information.

14.8	Save for clause 14.7, rights and obligations under this Agreement shall continue in force after the termination of this Agreement in respect of each or each set of Invention, Authorship Rights, Works and Information and shall be binding upon the Executive’s representatives.

14.9	The Executive irrevocably waives any rights he may have under Chapter IV (Moral Rights) of Part I of the Copyright Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Authorship Rights owned by the Company, or acquired by the Company or to be acquired by the Company pursuant to Clause 14.5.

14.10	The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing as may be required and generally to use the Executive's name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Agreement (or of the Company's entitlement under statute) and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority hereby confirmed shall be conclusive evidence that such is the case.

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15.	CONFIDENTIALITY

15.1	In addition to the Executive's common law obligations to keep confidential information secret, he must not disclose to any person, firm or company, otherwise than in the proper course of his duties or with the written consent of the Company, any trade secret or information of a confidential nature concerning the Company's business or the business of any Associated Company, any client or prospective client including, but not limited to:

15.1.1	any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, trading, software, or know-how relating to or belonging to the Company and/or to any Associated Company or any of its suppliers, agents, distributors, clients or customers;

15.1.2	confidential computer software, computer-related know-how, passwords, computer programs, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Company and/or any Associated Company;

15.1.3	details of the Company's or any Associated Company's financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

15.1.4	any confidential research, report or development undertaken by or for the Company or any Associated Company;

15.1.5	details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Company's or any Associated Company's actual or potential clients or customers;

15.1.6	information supplied in confidence by customers, clients or any third party to which the Company or any Associated Company owes an obligation of confidentiality;

15.1.7	lists and details of contracts with the Company's or any Associated Company's actual or potential suppliers;

15.1.8	information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of and/or consultants to, the Company and/or any Associated Company for which the Executive may from time to time provide services;

15.1.9	confidential information concerning, or details of, any competitive business pitches, and/or target details;

15.1.10	any document or information marked as confidential on its face; or

15.1.11	any document or information which has been supplied to the Executive in confidence or which he has been informed is confidential or which he might reasonably be aware is confidential.

Any information of the sort described in this Clause 15.1 which the Executive obtains or becomes aware of during the course of his employment under this Agreement or which, by virtue of the Executive's position, it may reasonably be assumed he has obtained or become aware of shall be "Confidential Information" for the purposes of this Agreement.

15.2	The Executive undertakes to use his best endeavors to prevent unauthorised publication or disclosure to any third party of any Confidential Information (save as may be required by law or a duly authorised regulatory body).

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15.3	The provisions in Clauses 15.1 and 15.2 shall continue to apply after termination of employment, howsoever arising, without any time limit but shall cease to apply to any information or knowledge which may at any time come into the public domain other than through unauthorised disclosure of the Executive.

15.4	Nothing in this Clause 15 shall be construed or interpreted as preventing the Executive from making a "protected disclosure" within the meaning of the Public Interest Disclosure Act 1998. In circumstances where the Executive feels it is necessary for him to make such a disclosure, he should first raise the issue with the Board, or if the Executive's concerns relate to certain members of the Board, to an officer or officers of the Company whom he believes are not involved or implicated in the relevant matter.

16.	TERMINATION OF EMPLOYMENT

16.1	The employment of the Executive may be terminated by the Company immediately without notice or payment in lieu of notice if the Executive:-

16.1.1	commits any serious or persistent material breach of the terms contained in this Agreement (after receiving prior written warning of the nature of such breach and having been given a reasonable opportunity to rectify it); or

16.1.2	is guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of the Company or any Associated Company for which he is required to perform duties; or

16.1.3	is guilty of conduct which seriously damages (or which in the reasonable opinion of the Board is likely to seriously damage) the interests of the Company or its shareholders or any Associated Company or which brings (or in the reasonable opinion of the Board is likely to bring) himself or the Company or its shareholders or any Associated Company into material disrepute or results in him failing or ceasing to be acceptable as a director or officer of any Group Company to any relevant regulatory body governing the activities of any Group Company; or

16.1.4	is convicted of an arrest-able criminal offence (other than- an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

16.1.5	is adjudged bankrupt or makes any arrangement or composition with his creditors or has an interim order made against him pursuant to Section 252 of the Insolvency Act 1986; or

16.1.6	is or becomes prohibited by law from being a director; or

16.1.7	voluntarily resigns as a director of the Company; or

16.1.8	commits or has committed any material breach of the Articles of Association of the Company.

16.2	Upon the termination of his employment (for whatever reason and howsoever arising) and where the Company exercises its rights pursuant to clause 3.2 of this Agreement, the Executive:-

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16.2.1	shall not take away, conceal or destroy but shall immediately deliver up to the Company all documents (which expression shall include but without limitation notes, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) produced during the course of his employment with the Company relating to the business or affairs of the Company or any Associated Company or any of their clients, customers, shareholders, employees, officers, suppliers, distributors and agents (and the Executive shall not be entitled to retain any copies or reproductions of any such documents) together with any other property belonging to the Company or any Associated Company (including his car(s) and its keys, but without prejudice to any claim for compensation for loss of its use for the duration of his notice period) which may then be in his possession or under his control;

16.2.2	shall at the request of the Board immediately resign without claim for compensation from office as a director of the Company and any Associated Company and from any other office held by him in the Company or any Associated Company (but without prejudice to any claim he may -have for damages for breach of this Agreement or otherwise) and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board; and

16.2.3	shall not at any time after termination make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Associated Company nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Associated Company (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements); and

16.2.4	shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any wages (as defined by Section 27 of the Employment Rights Act 1996) of the Executive a sum in repayment of all or any part of any such debts or loans.

16.3	If the employment of the Executive is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving insolvency and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation (and in such circumstances the continuity of the Executive's employment shall be unbroken) on terms and conditions which taken as a whole are not less favorable than the terms of this Agreement then the Executive shall have no claim against the Company in respect of such termination.

17.	RETIREMENT

The Company's normal retirement age is 65.

18.	EXECUTIVE'S COVENANTS

18.1	The Executive acknowledges that during the course of his employment with the Company he will receive and have access to Confidential Information and he will also receive and have access to detailed information relating to the operations and business requirements of the Company and its Associated Companies and accordingly he is willing to enter into the covenants described in Clause 18.2, 18.3 and 18.4 in order to provide the Company and its Associated Companies with what he considers to be reasonable protection for those interests.

18.2	The Executive hereby covenants with the Company for itself and as trustee for its Associated Companies that he will not for a period of three months after the Relevant

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Date (without prior written consent of the Company) either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) in a business anywhere within the Relevant Area which is in competition with the part of the business of the Group with which the Executive was involved or of which he had significant knowledge or in relation to which he held Confidential Information during the 12 months prior to the Relevant Date, save that the Executive shall not be in breach of this restriction by virtue of him carrying on, setting up or being employed or engaged by or otherwise assisting in or being interested in any capacity in any business (the "Acquired Business") which carries on a competing business if the turnover attributable to the competing part of the Acquired Business represents less than 20% of the total turnover attributable to the Acquired Business and the Executive is not employed or engaged in that part of the Acquired Business which is in competition with the business of the Group.

18.3	The Executive hereby covenants with the Company for itself and as trustee for its Associated Companies that he will not for a period of 6 months after the Relevant Date (without the prior written consent of the Company), either alone or jointly with or on behalf of any person directly or indirectly:-

18.3.I	in competition with the business carried on or any new business proposed to be carried on by any member of the Group with which the Executive was involved during the 12 months prior to the Relevant Date, interfere with or seek to interfere with the continuations of supplies, that are material to the continuation of the business or proposed business of any Group member, from any person with whom the Executive has dealt with on the behalf of any Group member during the period of 12 months prior to the Relevant Date;

18.3.2	solicit or entice away or endeavor to solicit or entice away from the Company or any Associated Company for the purposes of employment or engagement any person who at the Relevant Date is employed or engaged by the Company or any Associated Company in a senior management capacity and with whom the Executive worked closely during the period of 12 months prior to the Relevant Date (whether or not such person would commit a breach of his contract of employment by so doing);

18.3.3	in competition with the business carried on or any new business proposed to be carried on by any member of the Group, with which the Executive was involved during the 12 months prior to the Relevant Date, solicit or canvass business from any person, firm or company who, within the period of 12 months prior to the Relevant Date, was a client of the Company or an Associated Company and with whom the Executive had business dealings on behalf of the Company or any Associated Company during the period of 12 months prior to the Relevant Date; and

18.3.4	in competition with the business carried on or any new business proposed to be carried on by any member of the Group, with which the Executive was involved during the 12 months prior to the Relevant Date, solicit or canvas, obtain business from or interfere in the Company's or any Associated Company's dealings with any person, firm or company with whom, within a period of 12 months prior to the Relevant Date, the Executive was negotiating with a view to dealing with them as a client of the Company or such Associated Company.

18.4	The Executive hereby covenants with the Company for itself and as trustee for its Associated Companies that he shall not at any time make use of any corporate or business name, which is identical to or similar with or likely to be confused with the corporate names and/or business name or names of the Company or of any Associated Company or in any way hold yourself out as being connected with the Company or any Associated Company.

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18.5	Nothing in this Clause 19 shall prevent the Executive and any person connected with him from being interested in securities which are for the time being quoted on a recognised investment exchange (as defined by section 207(1) Financial Services Act 1986) if the Executive's interest (or the interest in any person connected with him) in the securities does not exceed 3% of the total amount of the securities in issue.

18.6	The Executive hereby agrees that he will at the cost of the Company, enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in Clause 18.2, 18.3 and 18.4 above (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period not exceeding 6 months as such Associated Company may reasonably require for the protection of its legitimate business interests.

18.7	The covenants contained in this Clause 18 each constitute an entirely separate, severable and independent restriction.

18.8	For the purposes of this Clause 18:

18.8.1	"Relevant Date" means the earlier of (a) the date of termination of the Executive's employment and (b) the date on which the Company exercises its rights to suspend the Executive from his normal duties during his notice period pursuant to Clause 3.2 above; and

18.8.2	"Relevant Area" shall mean England, Wales, Scotland, Northern Ireland, Ireland and such other areas in which the Company or any Associated Company carries on business at the Relevant Date and in or in respect of which the Executive shall have carried out duties or been engaged or concerned at any time during the period of 12 months prior to the Relevant Date.

18.9	The Executive acknowledges that the duration, extent and application of each of the restrictions in this Clause 18 are no greater than is necessary for the protection of the legitimate business interests of the Company and of Associated Companies with whom he is involved in the course of his employment and that the restrictions are reasonable in the circumstances.

18.10	The Executive hereby undertakes that if he receives and accepts any offer of employment or any other engagement or arrangement made to the Executive by any third party or parties which may give rise to a breach of one or more of the covenants contained in this Clause 18, he will notify the Company immediately and further undertakes that on receipt of any such offer but before his acceptance thereof he will immediately inform the third party or parties responsible for the notifiable offer of the existence of these covenants.

19.	GRIEVANCE AND DISCIPLINARY PROCEDURE

Details of the Company's current applicable procedures are set out in the Company's Grievance and Disciplinary Procedures, which are available from the Group HR Director. These procedures apply to the Executive's employment, but do not form part of his contract of employment.

20.	DATA PROTECTION

20.1	In addition to the specific consent contained in Clause 13.4 relating to the processing of data concerning the Executive's health, he agrees that by signing and dating this Agreement, he has given consent to the Company processing personal data concerning the Executive in order to properly fulfil its obligations to him under this Agreement and as otherwise required by law in relation to the Executive's employment in accordance with the Data Protection Act 1998 ("the DPA"). Such processing will principally be for personnel, administrative and payroll purposes.

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20.2	The Executive accepts and acknowledges that, if he is required at any time to work on behalf of the Company or an Associated Company overseas, the Company may need to pass his personal data to the person, firm or company with whom he is working anywhere in the world and the Executive hereby expressly consents to the Company doing so.

20.3	Without prejudice to the Executive's undertaking in Clause 13.4, in the event that the Company or any Associated Company needs to process any "sensitive personal data" (as defined by the DPA) in relation to the Executive for its legitimate business needs, he undertakes to sign on request such express consents as may be required to enable it to do so.

21.	DIRECTORSHIP

21.1	The Executive shall not during his employment voluntarily resign from his office as a director of the Company and he shall not do or fail to do anything which causes or is likely to cause him to be prohibited by law from continuing to act as a director.

22.	NOTICES

22.1	Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally or is sent by registered or recorded delivery pre-paid post addressed to either the Company's registered office for the time being or the Executive's last known address as the case may be.

22.2	Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to be received 2 days after posting and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was property addressed, stamped and posted.

23.	MISCELLANEOUS

23.1	The Executive hereby confirms that by virtue of entering into this Agreement he will not be in breach of any express or implied terms of any Court Order, contract or of any other obligation legally binding upon him.

23.2	Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex-gratia benefits provided at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

24.	DEFINITIONS AND INTERPRETATION

24.1	In this Agreement unless the context otherwise requires words and phrases defined in Part XXVI of the Companies Act 1985 have the same meanings thereby attributed to them and the following expressions have the following meanings:-

"Associated Company" means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company's holding company;

"the Board" means the Board of Directors for the time being of the Company including any duly appointed committee thereof;

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"Group" or "Group Company" means the Company and the Associated Companies;

"Remuneration Committee" means the committee of the Board constituted in accordance with the terms of reference adopted by the Company from time to time.

24.2	References in this Agreement to Clauses are to Clauses in this Agreement.

24.3	This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to the employment of the Executive which such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent. The Executive acknowledges that he has not entered into this Agreement in reliance on any warranty, representation or undertaking which is not contained in or specifically incorporated in this Agreement.

24.4	The various Clauses and Sub-Clauses of this Agreement are severable and if any Clause or Sub-Clause or identifiable part thereof is held to be invalid or unenforceable by any count of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Clauses or Sub-Clauses or identifiable parts thereof in this Agreement.

24.5	This Agreement is governed by and shall be construed in accordance with English law and the parties to this Agreement hereby submit to the exclusive jurisdiction of the English courts.

25.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS whereof this Agreement has been executed as a deed by intended to be and is hereby delivered on the date first above written.

EXECUTED as a deed by	)

INSPIRED GAMING (UK) LIMITED	)

/s/ Luke Alvarez		Signature of director

Luke Alvarez		Name of Director

/s/ Norman Crowley		Signature of Director/Secretary

Name of Director

SIGNED as a deed by Lee Gregory

/s/ Lee Gregory

In the presence of:-

HR Business Partner

18 DOWNSWAY

NORTHAMPTON NN4

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